EXHIBIT 99.1

        Mitek Systems Completes $3 Million Financing With Laurus Funds

    POWAY, Calif., June 14 /PRNewswire-FirstCall/ -- Mitek Systems, Inc. ("Mitek") (OTC Bulletin Board: MITK) announced today that it has completed a $3.0 million private placement with Laurus Master Fund, Ltd. ("Laurus Funds"), a financial institution specializing in funding small and micro-capitalization companies. Under the terms of the private placement agreements, Mitek issued to Laurus Funds a three-year, $3.0 million secured note, convertible into Mitek's common stock, and a warrant to purchase up to 860,000 shares of Mitek's common stock.
    "We are pleased to have completed this transaction with Laurus Funds," said Mitek's President and Chief Executive Officer, James DeBello. "We expect that the resources we've gained through this financing will help us to focus more clearly on Mitek's day-to-day operations and business strategy. We plan to expand our sales and marketing initiatives to take advantage of opportunities to provide check fraud diagnostics and imaging solutions to financial institutions."
    The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be re-offered or re-sold in the absence of an effective registration statement or exemption from registration requirements. Mitek has agreed with Laurus Funds to file a resale registration statement within thirty days after the closing of the transaction for purposes of registering the shares of common stock acquirable by Laurus Funds upon conversion of the note and exercise of the warrant.

    About Mitek
    Mitek is a provider of imaging, item processing, and check fraud protection solutions for the banking industry and a global supplier of embedded software recognition engines. Mitek develops recognition technology using advanced neural networking techniques and deploys this technology in fraud prevention, check, financial document and forms processing applications. These applications automatically process over 8 billion documents per year for a variety of OEMs, reseller partners and end users. For more information about Mitek Systems, contact us at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit our Web site at www.miteksystems.com.

    Forward-Looking Statement Disclosure
    With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the transaction with Laurus Funds, development and pace of sales of Mitek's products, expected trends and growth in Mitek's results of operations, and planned expansion of sales and marketing activities. Mitek's actual results could differ from such forward-looking statements. There can be no assurance that Mitek will achieve the results set forth herein. Mitek and Mitek Systems are registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.


    For further information please contact James B. DeBello, President and CEO of Mitek Systems, Inc., +1-858-513-4600; or General Information, Laurie Berman of Financial Relations Board, +1-310-407-6546, for Mitek Systems, Inc.

SOURCE  Mitek Systems, Inc.
    -0-                             06/14/2004
    /CONTACT: James B. DeBello, President and CEO of Mitek Systems, Inc., +1-858-513-4600; or General Information, Laurie Berman of Financial Relations Board, +1-310-407-6546, for Mitek Systems, Inc./
    /Web site:  http://www.miteksystems.com /
    (MITK)

CO:  Mitek Systems, Inc.; Laurus Master Fund, Ltd.
ST:  California
IN:  FIN HTS CPR MLM ITE OTC
SU:  FNC